Exhibit 99.1

Coldwater Creek Announces Fourth Quarter and Fiscal Year 2011 Results

Sandpoint, Idaho, March 7, 2012 — Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the quarter and fiscal year ended January 28, 2012.

Fourth Quarter 2011 Operating Results

•                  Consolidated net sales were $224.4 million, compared with $252.1 million in the fiscal 2010 fourth quarter. During the fourth quarter of fiscal 2011, the Company recorded net sales of $11.8 million as a result of a favorable cumulative one-time adjustment reflecting an updated estimate of gift card breakage (see “Gift Card Breakage Income” below). Net sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, declined 7.1 percent to $173.5 million, from $186.7 million in the same period last year, primarily reflecting a decrease in comparable premium retail store sales of 11.4 percent.  The segment’s 2011 results benefited from a $10.7 million cumulative one-time adjustment to net sales representing the retail segment’s portion of the gift card breakage income.  Fourth quarter net sales from the direct segment, which includes internet, phone and mail orders, were $50.8 million versus $65.4 million in the same period last year, representing a 22.3 percent decline in net sales primarily due to lower on-line clearance activity.  Direct segment net sales included $1.1 million of the cumulative one-time adjustment for gift card breakage income.

•                  Consolidated gross profit was $73.1 million, or 32.6 percent of net sales, compared with $60.7 million, or 24.1 percent of net sales, for the fiscal 2010 fourth quarter. Gross profit margin increased 850 basis points, which included a 370 basis point benefit resulting from the cumulative one-time adjustment for gift card breakage income. The remaining 480 basis point improvement is primarily due to higher merchandise margins reflecting improved product performance and lower overall inventory levels throughout the holiday season, which was partially offset by deleveraging of buying and occupancy expense.

•                  Selling, general and administrative expenses (“SG&A”) were $81.9 million, or 36.5 percent of net sales, compared with $92.3 million, or 36.6 percent of net sales, for the fiscal 2010 fourth quarter. The decline in SG&A expenses was due to reductions across several categories including employee-related, marketing, and variable and fixed operating expenses, compared to a year ago.

•                  Net loss was $12.8 million, or $0.11 per share, on 121.6 million weighted average shares outstanding, compared with a net loss of $37.0 million, or $0.40 per share on 92.4 million weighted average shares outstanding for the fourth quarter of fiscal 2010. The increase in the number of shares versus the prior year period reflects the sale of 28.9 million shares of our common stock on October 24, 2011. The cumulative one-time adjustment related to gift card breakage income reduced the net loss for the fiscal 2011 fourth quarter by $11.8 million, or $0.10 per share. Net loss for the fourth quarter of 2011 included a non-cash asset impairment charge of $2.3 million, or $0.02 per share, related primarily to 25 underperforming stores. Net loss for the fiscal 2010 fourth quarter included a non-cash charge of $2.9 million, or $0.03 per share, related to certain retail store asset impairments.

“Our fourth quarter results reflect continued improvements in our merchandise margins, which increased 570 basis points year-over-year, and overall inventory levels which were down materially versus last year.  Our progress thus far gives us confidence that the turnaround strategies we have implemented are the right ones for our brand. While top-line sales were somewhat softer than our initial expectations, we are encouraged by continued improvement in our comparable conversion trends and positive year-over-year growth in our average unit retail prices.  We continued to tightly manage expenses and ended the year with SG&A expense down $26 million and total inventory down 16 percent, in line with our guidance,” stated Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek. “While it is still early in the first fiscal quarter, we are pleased with the favorable reaction to many aspects of our spring assortment, which combined with a significant reduction in SG&A expense, should lead to a meaningful improvement in our overall operating performance versus a year ago.”

Gift Card Breakage Income

Proceeds from the sale of gift cards are recognized as net sales when the cards are redeemed or if the likelihood of redemption is remote (referred to as “gift card breakage income”) and when the Company determines that there is not a legal obligation to remit the unredeemed gift cards under applicable state unclaimed property laws. During the fourth quarter of fiscal 2011, the Company identified a history of redemption patterns associated with its gift cards that supported a change to the estimated breakage rate and the period over which the breakage income is recognized. During the fourth quarter of fiscal 2011, the Company recorded $11.8 million, or $0.10 per share, of a cumulative one-time adjustment reflecting the change in its estimate of gift card breakage.

Full Year Fiscal 2011 Operating Results

•                  Consolidated net sales for fiscal 2011 were $773.0 million, compared with $981.1 million in fiscal 2010. Net sales from the retail segment were $595.2 million, versus $732.4 million last fiscal year. Direct segment net sales were $177.8 million, compared with $248.7 million in the last fiscal year.

•                  Consolidated gross profit for fiscal 2011 was $229.3 million, or 29.7 percent of net sales, compared with $307.3 million, or 31.3 percent of net sales, in fiscal 2010. The decline in gross profit margin was primarily due to deleveraging of occupancy expenses, partially offset by a slight improvement in merchandise margins and a 110 basis point benefit from the cumulative one-time adjustment for gift card breakage income.

•                  Selling, general and administrative expenses for fiscal 2011 were $320.3 million, or 41.4 percent of net sales, compared with $346.7 million, or 35.3 percent of net sales, for fiscal 2010. The decline in SG&A expense was primarily related to lower employee-related, occupancy, and variable and fixed operating expenses, slightly offset by higher marketing expenses compared to fiscal 2010.

•                  Net loss for fiscal 2011 was $99.7 million, or $0.99 per share, on 100.3 million weighted average shares outstanding, compared with a net loss of $44.1 million, or $0.48 per share, on 92.3 million weighted average shares outstanding for fiscal 2010. The increase in the number of shares versus the prior year period reflects the sale of 28.9 million shares of our common stock on October 24, 2011. Net loss for the fiscal 2011 included the impact of a cumulative one-time adjustment for gift card breakage income of $11.8 million, or $0.12 per share, and $5.2 million of non-cash impairment charges, or $0.05 per share, related to certain retail store assets. Results in fiscal 2010 include $3.9 million of non-cash impairment charges, or $0.04 per share, related to certain retail store assets and technology investments.

Balance Sheet

At January 28, 2012, cash totaled $51.4 million, as compared with $51.6 million in cash at the end of the last fiscal year.  The Company had $15.0 million of outstanding borrowings under its revolving line of credit as of January 28, 2012. Premium retail store inventory per square foot, including retail inventory in the distribution center, was approximately 24.3 percent lower than at the end of fiscal 2010. Total inventory decreased 15.7 percent to $132.0 million from $156.5 million at the end of fiscal 2010.

Store Openings and Closures

The Company opened two new premium retail stores and closed five premium retail stores and one outlet store during the three-month period ended January 28, 2012, ending the quarter with 363 premium retail stores and 38 outlet stores. For the full year, the Company opened a total of five new premium retail stores and closed 15 premium retail stores and one outlet store. In addition to the 15 premium retail stores closed in fiscal 2011, the Company plans to close approximately 15 premium retail stores in fiscal 2012 as part of its ongoing store optimization plan that calls for a total of 35 to 45 premium store closures through fiscal 2013.

Outlook for Fiscal First Quarter 2012

For the three-month period ending April 28, 2012, the Company expects:

•                  Net loss per share in the range of $0.18 to $0.24 based on 121.7 million weighted average shares, compared to a net loss of $0.32 per share on 92.5 million weighted average shares outstanding for the first quarter of fiscal 2011.

•                  Total inventory at the end of the first quarter of fiscal 2012 to be down in the high teens on a percentage basis as compared to the first quarter of fiscal 2011.

•                  Cash and cash equivalents in the range of $20 to $25 million, which assumes borrowings under our revolving line of credit to remain similar to the end of the fourth quarter of fiscal 2011. This compares to cash and cash equivalents at the end of the first quarter of fiscal 2011 of $24.0 million.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, March 7, 2012, at 4:30 p.m. (Eastern) to discuss fiscal 2011 fourth quarter results. To listen to the live Web cast, log on to the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. A recording of the call can be accessed for two weeks following the reporting date by calling 877-870-5176. The conference number is 389431. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The Company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about the Company’s expected financial results for the first quarter and full year of 2012, including statements about expected improvements in financial performance for fiscal 2012 and future store closures and, with respect to the first quarter of fiscal 2012, expectations about gross margin, net loss per share, inventory, and cash and cash equivalents. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  potential inability to attract and retain key personnel;

•                  our new design aesthetic may take longer to implement than expected or may not resonate with our customers;

•                  difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•                  changing business and economic conditions resulting in our inability to realize our sales and earnings expectations;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•                  our potential inability to fund our operations substantially with operating cash as a result of either our inability to improve sales or higher than anticipated costs, or both, and the possibility that additional financing may not be available to us on acceptable terms or at all;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the possibility our vendors may not extend us credit on acceptable terms, and the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages;

•                  our foreign sourcing strategy may not lead to reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  advertising initiatives, such as our nationwide television campaign, may not be successful in increasing traffic in the near term, or at all;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns may be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•                  our revolving line of credit may not be fully available due to borrowing base and other limitations;

•                  the benefits expected from our merchandising and design initiatives may not be achieved or may take longer to achieve than we expect;

•                  the actual number and timing of store closures depends on a number of factors that cannot be predicted, including among other things the future performance of our individual stores and negotiations with our landlords;

and such other factors as are discussed in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contacts:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

Web site:  www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(in thousands, except for per share data and store counts)

Statements of Operations:

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$224,352	$252,105	$773,021	$981,101
Cost of sales	151,223	191,398	543,693	673,816
Gross profit	73,129	60,707	229,328	307,285
Selling, general and administrative expenses	81,895	92,307	320,272	346,733
Loss on asset impairments	2,341	2,914	5,216	3,931
Loss from operations	(11,107)	(34,514)	(96,160)	(43,379)
Interest expense, net, and other	664	231	1,815	830
Loss before income taxes	(11,771)	(34,745)	(97,975)	(44,209)
Income tax provision (benefit)	1,058	2,300	1,719	(98)
Net loss	$(12,829)	$(37,045)	$(99,694)	$(44,111)
Net loss per share - Basic and Diluted	$(0.11)	$(0.40)	$(0.99)	$(0.48)
Weighted average shares outstanding - Basic and Diluted	121,629	92,437	100,261	92,316

Supplemental Data:

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Segment net sales:
Retail	$173,548	$186,723	$595,192	$732,430
Direct	50,804	65,382	177,829	248,671
Total	$224,352	$252,105	$773,021	$981,101

Operating statistics:
Catalogs mailed	16,875	23,241	58,757	83,125
Premium retail stores:
Opened	2	2	5	19
Closed	5	1	15	2
Count at end of the fiscal period	363	373	363	373
Square footage	2,165	2,186	2,165	2,186
Outlet stores:
Opened	—	2	—	4
Closed	1	—	1	1
Count at end of the fiscal period	38	39	38	39
Square footage	259	270	259	270
Spa stores:
Count at end of the fiscal period	9	9	9	9
Square footage	49	49	49	49

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	January 28,	January 29,
	2012	2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$51,365	$51,613
Receivables	8,199	9,561
Inventories	131,975	156,481
Prepaid and other current assets	6,137	12,217
Income taxes recoverable	—	1,489
Prepaid and deferred marketing costs	3,273	6,902
Deferred income taxes	2,313	6,029
Total current assets	203,262	244,292
Property and equipment, net	206,079	259,349
Deferred income taxes	1,891	1,915
Other assets	1,883	1,167
Total assets	$413,115	$506,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$55,130	$76,354
Accrued liabilities	74,915	85,296
Income taxes payable	3,260	—
Current maturities of debt and capital lease	15,735	796
Total current liabilities	149,040	162,446
Deferred rents	101,384	116,875
Long-term debt and capital lease obligations	26,575	12,241
Supplemental Employee Retirement Plan	12,142	10,013
Deferred marketing fees and revenue sharing	4,402	5,822
Deferred income taxes	1,716	5,524
Other liabilities	1,443	793
Total liabilities	296,702	313,714

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 121,669, and 92,503 shares issued, respectively	1,217	925
Additional paid-in capital	150,341	125,795
Accumulated other comprehensive loss	(2,204)	(464)
Retained earnings (deficit)	(32,941)	66,753
Total stockholders’ equity	116,413	193,009
Total liabilities and stockholders’ equity	$413,115	$506,723

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	Twelve Months Ended
	January 28,	January 29,	January 28,
	2012	2011	2010

Operating activities:
Net loss	$(99,694)	$(44,111)	$(56,132)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	56,743	63,329	63,721
Stock-based compensation expense	2,403	2,476	6,718
Supplemental Employee Retirement Plan expense	555	886	3,011
Deferred income taxes	(68)	(1,200)	22,169
Valuation allowance adjustments	(839)	(2,564)	—
Deferred marketing fees and revenue sharing	(1,509)	(2,055)	1,623
Deferred rents	(15,948)	(7,249)	(11,285)
Excess tax benefit from exercises of stock options	—	—	(650)
Net loss on asset dispositions	197	447	1,120
Loss on asset impairments	5,216	3,931	607
Other	148	(516)	(588)
Net change in operating assets and liabilities:
Receivables	2,212	(3,584)	10,014
Inventories	24,506	5,065	(26,170)
Prepaid and other and income taxes recoverable	7,569	8,203	5,072
Prepaid and deferred marketing costs	3,629	(1,035)	(506)
Accounts payable	(22,769)	(21,776)	6,177
Accrued liabilities	(9,835)	(1,236)	(276)
Income taxes payable	3,260	—	—
Net cash provided by (used in) operating activities	(44,224)	(989)	24,625

Investing activities:
Purchase of property and equipment	(8,895)	(31,084)	(21,681)
Proceeds from asset dispositions	1,110	73	58
Change in restricted cash	—	890	886
Net cash used in investing activities	(7,785)	(30,121)	(20,737)

Financing activities:
Net proceeds from stock offering	22,945	—	—
Borrowings on revolving line of credit	15,000	—	—
Proceeds from the issuance of long-term debt	15,000	—	—
Payments of long-term debt, capital lease and other financing obligations	(819)	(2,762)	(1,723)
Payment of credit facility financing costs	(695)	—	(618)
Net proceeds from exercises of stock options and ESPP purchases	330	928	1,998
Excess tax benefit from exercises of stock options	—	—	650
Tax withholding payments	—	(93)	(775)
Net cash provided by (used in) financing activities	51,761	(1,927)	(468)
Net increase (decrease) in cash and cash equivalents	(248)	(33,037)	3,420
Cash and cash equivalents, beginning	51,613	84,650	81,230
Cash and cash equivalents, ending	$51,365	$51,613	$84,650